Exhibit 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

     This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into as of November 13, 2014 by and between Mobivity Holdings Corp., a Nevada corporation (the “Company”), and Tom Tolbert, an individual (“Employee”).

R E C I T A L

     A. The parties hereto have previously entered into that certain Employment Agreement dated May 20, 2013 (the “Employment Agreement”).

     B. The parties hereto desire to amend the Employment Agreement as set forth below.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, the parties agree as follows:

1. Section 2(a) of the Employment Agreement is hereby amended by deleting it in its entirety and replacing it with the following new Section 2(a):

"(a) Subject to the terms hereof, the Company hereby employs Employee as Senior Vice President Business Development, and Employee accepts such employment with the Company on the terms set forth in this Agreement. In such capacity, the scope of Employees responsibilities shall include large account lead generation and sales and the executive manager of various Company’s accounts. Employee shall report directly to the President of the Company and shall perform the duties appropriate to such office or position, and such other duties and responsibilities commensurate with such position as are assigned to him from time to time by the President, Board or their designees.”

2. Sections 3(a) and 3(b) of the Employment Agreement are hereby amended by deleting them in their entirety and replacing them with the following new Sections 3(a) and 3(b):

“(a) Base Salary. In consideration of the services rendered by Employee, and subject to the terms and conditions hereof, the Company shall pay Employee during the Term an annual base salary of at least $120,000 (the “Base Salary”). The Base Salary shall be subject to increase, if at all, based on an annual salary review by the Board commencing on December 31, 2014, and each 12 month period thereafter. The Base Salary shall be payable in accordance with the Company’s payroll practices as in effect from time to time.

(b) Bonus. In addition to the Base Salary, the Company shall pay Employee a Bonus of: (i) fifteen percent (15%) of collected revenues on all new accounts acquired by the Company from the date of this Amendment primarily through the efforts of Employee, provided that the bonus in this subpart (i) shall only be paid on collected revenue during the initial term of the customer agreement with the Company, and (ii) five percent (5%) of all collected revenue on all customer accounts as of the date of this Amendment that are renewed by the customer primarily through the efforts of Employee, provided that the bonus in this subpart (ii) shall only be paid on collected revenue during periods of renewal subsequent to the current term of such account as of the date of this Amendment.”

3. Section 1(d) shall be deleted in its entirety in light of the fact that the term “Quarterly Gross Revenue” has been deleted from the Agreement. Section 3(f) shall be deleted in its entirety in acknowledgement that the stock options referred therein have been issued pursuant to that Incentive Stock Option Agreement dated June 17, 2013 between the Company and Employee.

4. This Amendment may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5. Except as set forth in this Amendment, all other provisions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

“COMPANY” MOBIVITY HOLDINGS CORP., a Nevada corporation By: Dennis Becker, Chief Executive Officer “EMPLOYEE” By: Tom Tolbert, an individual